Exhibit 99.1

FOR IMMEDIATE RELEASE: for Management Approval

China Sun Group High-Tech Co. Reports Continued Growth in Q2 FY09

Quarterly Revenue Up 42% to $7.6 Million; Net Income Increases 145% to $1.8 Million -

LIAONING PROVINCE, China: January 13, 2009: China Sun Group High-Tech Co. (OTCBB: CSGH, "China Sun Group"), which through its wholly-owned subsidiary Dalian Xinyang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China (“PRC”), today announced its financial results for the second fiscal quarter ended November 30, 2008. Full details are available on the Company's Quarterly Report filed on Form 10-Q with the SEC at http://www.sec.gov on January 12, 2009.

Revenue for the three months ended November 30, 2008 totaled $7,606,217, an increase of 42% from  revenue of $5,357,190 for the comparable period in 2007.  Net income for the three months ended November 30, 2008 was $1,809,975, an increase of 145% from $738,482 for the comparable period in 2007. For the second quarter of fiscal 2009, basic and diluted earnings per share were $0.03 compared to $0.01 for the comparable period in fiscal 2008, based on total issued and outstanding 53,422,971 shares of common stock.

Revenue for the six months ended November 30, 2008 was $18,593,108, an increase of 104% from revenue of $9,093,027 for the comparable period in 2007. Net income for the six months ended November 30, 2008 was $4,198,762, an increase of 204% from $1,381,675 for the comparable period in 2007. For the six months ended November 30, 2008, basic and diluted earnings per share were $0.08 compared to $0.03 for the comparable period in fiscal 2008, based on total issued and outstanding 53,422,971 shares of common stock.

Bin Wang, Chief Executive Officer of China Sun Group, said, “We are pleased to report that DLX has continued on an upward growth trend in the second fiscal quarter. While other manufacturers had been scaling down production last quarter, DLX showed continued strength and was able to fill new orders from its inventories on a  'just in time' basis.”

“In the first half of fiscal 2009, our net profits grew 204%. Despite the great challenges faced by companies in a depressed economy, DLX has forged ahead and proven its ability to capitalize on new growth opportunities emerging in China and other developing nations. We believe DLX will continue to outperform its competitors in fiscal 2009,” concluded Wang.

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

     Contact:

      China Sun Group
      Thomas Yang
      Assistant to the President
      Tel: 917-432-9350 (U.S.) or
      86 411 8289-7752 (China)
      Fax: 86 411 8289-2739
      e-mail: yang_xianfu@yahoo.com.cn